Exhibit 10.27

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 21st day of March 2003, by and between LBI Media, Inc., a California corporation (the “Company”), and Brett Zane (the “Employee”).

WHEREAS, Company and Employee both desire to enter into an employment relationship and believe it to be in their mutual interest to set forth in writing all the terms and conditions thereof; and

WHEREAS, this Agreement shall govern the employment relationship between the parties from and after the date stated above and supersedes and negates all previous agreements made between the parties, whether written or oral, relating to Employee’s employment with the Company;

NOW, THEREFORE, in consideration of the foregoing, and the mutual promises and covenants contained below, the parties agree as follows:

I.	EMPLOYMENT.

A.      POSITION.    The Company hereby engages Employee on an exclusive basis to render personal services as Chief Financial Officer of the Company, LBI Holdings I, Inc. and their respective subsidiaries (collectively the “LBI Entities). Employee shall perform such duties and have such responsibilities related to his position as Chief Financial Officer as assigned from time to time by the Company. Such duties and responsibilities shall in any event include, without limitation, overall responsibility and supervision of the LBI Entities’ corporate finance, accounting, tax, control and any other financial matters. Without limiting the generality of the foregoing, such duties and responsibilities shall include without limitation (a) managing the LBI Entities’ accounting department (including internal controls), (b) raising capital, (c) managing relationships with the LBI Entities’ creditors and other investment banks, commercial banks and lending institutions, (d) interacting with financial analysts and rating agencies, (e) managing cash, (f) budgeting, (g) overseeing the LBI Entities’ audits, (h) overseeing and adhering to all Securities and Exchange Commission (“SEC”) reporting obligations, (i) overseeing and adhering to all other reporting obligations to other government agencies and to creditors, and (j) any other duties and responsibilities as assigned from time to time by the President, Executive Vice President or the Board of Directors of the Company. Employee hereby accepts such employment and agrees to devote his full employment energies, interest, abilities and time to the performance of Employee’s duties to the Company. Employee shall promptly and faithfully comply with all the rules and regulations of applicable governmental regulatory agencies and with the reasonable instructions, directions, requests, rules and regulations of the Company in connection with the performance of Employee’s duties.

B.      TERM.    The initial term of employment under this Agreement shall be for a period commencing on April 7, 2003 and continuing, subject to the provisions of this Agreement, through April 7, 2004.

C.      OPTION TO EXTEND.    Unless this Agreement has been otherwise terminated pursuant to the terms of this Agreement, the Company shall have one (1) irrevocable option to extend this Agreement for one (1) additional period of one (1) year under the terms and conditions set forth herein, commencing April 7, 2004. The option will be exercised automatically by the Company unless written notice that the Agreement will not be extended is given to Employee by Company at least fifteen (15) days prior to the expiration of the initial term.

D.      EXCLUSIVE NATURE OF SERVICES.    During the term of this Agreement, including any option term, Employee’s services shall be exclusive in the field of electronic communication (including, without limitation, all forms of radio and television).

II.	COMPENSATION.

A.      SALARY.    During the initial term of this Agreement, the Company shall pay to Employee a salary at the rate of Two Hundred Fifteen Thousand Dollars ($215,000.00) per annum (less taxes and required withholdings). Employee’s salary shall be paid periodically in accordance with the Company’s normal payroll practices.

1.        In the event the Company exercises its option to extend this Agreement pursuant to Section I(C), Employee’s annual salary shall be increased by five percent (5%) on the commencement date of the option term period.

B.      BONUS.    Each twelve (12) month period during the term of this Agreement (including any option terms), the first such period to commence on April 1, 2003, Employee shall be eligible to receive any and/or all of the following bonuses so long as Employee (i) has remained in the position of Chief Financial Officer for the entire applicable twelve (12) month period; and (ii) has performed fully all material obligations hereunder (provided, however, that under no circumstances shall Employee receive more than Thirty Five Thousand Dollars ($35,000.00) as a bonus under this provision for any single twelve (12) month period):

1.    In the event that Employee has remained in the position of Chief Financial Officer for the entire applicable twelve (12) month period, and has performed fully all material obligations under this Agreement, Company shall pay to Employee a bonus in the amount of Eleven Thousand Six Hundred Sixty-Six Dollars and Sixty-Seven Cents ($11,666.67).

2.    In addition to the bonus set forth in Section II.B.(1) above, at the sole discretion of the Company’s President, Company also may pay to Employee a discretionary bonus at the end of the applicable twelve (12) month period. The President of the Company shall determine, in his sole discretion, the amount of this discretionary bonus, if any, however, in no event shall that amount exceed Eleven Thousand Six Hundred Sixty-Six Dollars and Sixty-Seven Cents ($11,667.67).

3.    In addition to the bonuses set forth in Sections II.B.(1) and II.B.(2) above, if any, in the event that (i) the Company meets in all material respects its financial budgets for the applicable twelve (12) month period, as presented to the Company’s lending institutions; (ii) the audits of the books of the LBI Entities for the calendar year ending during the applicable twelve (12) month period were completed without any material concerns (as determined in the sole discretion of the Company’s President); and (iii) the Company meets all of its SEC reporting requirements for and/or during the applicable twelve (12) month period in a timely manner, the Company will pay to Employee a bonus in the amount of

Eleven Thousand Six Hundred Sixty-Six Dollars and Sixty-Seven Cents ($11,667.67).

In the event that the Company exercises its option to extend the term of this Agreement, pursuant to Section I.C above, Company and Employee will negotiate in good faith about whether to increase the potential bonus set forth in this Section II.B. for the option term; provided, however, that after such negotiation, Company shall have the right, in its sole discretion, to set the amount of such increase, if any.

Any bonuses earned under this section shall be paid to Employee within 30 days of the close of the applicable 12 month period for which the bonus is calculated. In the event Employee contends that any bonus has not been properly paid under this Agreement, Employee shall give written notice to the Company, and Company shall have thirty (30) days to cure any defect in Employee’s bonus payment.

C.      HEALTH INSURANCE.    During the term of this Agreement, the Company shall pay all necessary premiums for Employee and his dependents to participate in any medical insurance plan and dental insurance plan that may then be available to employees of the Company. Currently, the group health plan for the Company’s employees is provided by Blue Shield. The Company reserves the right to change the insurance carrier and the level and amount of insurance benefits available to employees of the Company, and reserves the right to terminate said benefits at any time.

D.      EXPENSES.    The Company shall reimburse Employee, pursuant to the Company’s expense policies, for reasonable expenses incurred in the performance of Employee’s duties as Chief Financial Officer. Such expenses may include reasonable business client entertainment expenses. Any question about the reasonableness of an expense shall be resolved by the Company’s President in his/her sole discretion.

E.      DIRECTOR’S AND OFFICER’S INSURANCE.    If during the term of this Agreement (including any option terms) Company closes the sale and issuance of shares of common stock of Company in an underwritten public offering, pursuant to an effective registration statement under the Securities Act of 1933, as amended, Company will obtain director’s and officer’s insurance covering the Employee, the terms, coverage and scope of which will be determined by the President, Executive Vice President or the Board of Directors; provided, however, that Company shall not be obligated to obtain such insurance in the event that Company determines the cost to be commercially unreasonable.

F.      OTHER BENEFITS.    Employee shall be entitled during the term of this Agreement, including option terms, to participate in benefit plans or policies generally applicable to employees of the Company, including but not limited to, all retirement, deferred compensation and similar plans and programs generally available to other employees of the Company as in effect from time to time, subject to any legally required restrictions specified in such plans and programs.

III.	TERMINATION PRIOR TO EXPIRATION OF AGREEMENT.

A.      DISABILITY.    If Employee becomes disabled due to sickness or accident during the term of this Agreement, including any option terms, and is no longer able to perform the essential functions of the job with or without reasonable accommodation, and such disability continues for more than eight (8) consecutive weeks, the Company, in its sole discretion, may either (1) suspend Employee’s obligation to render services hereunder and the Company’s obligation to pay Employee under the terms of this Agreement during the continuation of such disability, or (2) terminate this Agreement immediately. If Employee is terminated as the result of disability, the Company shall not be obligated to make any further payments to Employee hereunder, except amounts due as salary and bonuses earned at the time of such termination.

B.      DEATH.    In the event of Employee’s death during the term of this Agreement, including any option terms, this Agreement shall terminate and the Company shall have no further obligation to Employee’s surviving spouse, estate or legal representatives, except amounts due as salary and bonuses earned at the time of such termination.

C.      TERMINATION FOR CAUSE.    The Company may terminate this Agreement at any time for “cause” as hereinafter defined. “Cause” shall be determined by the Board of Directors of the Company (the “Board”) and shall mean any of the following: (1) material failure of Employee to perform Employee’s duties pursuant to this Agreement in a manner or at a level acceptable to the Board, the Company’s President or the Company’s Executive Vice President;

(2) personal dishonesty by Employee involving Company business; (3) breach of fiduciary duty by Employee to the Company involving personal profit; (4) commission of a felony by Employee which in the Company’s judgment has or may have an adverse affect on the Company’s business or reputation; (5) Employee’s use of any illegal drug, narcotic, or excessive amounts of alcohol (as determined by the Company in its discretion) on Company property or at a function where Employee is working on behalf of the Company; (6) Employee’s willful refusal to comply with reasonable requests made of Employee by the Company’s President or Vice President; (7) a breach by Employee of any material provision of this Agreement; (8) any failure of an audit of the books of the LBI Entities to be completed without any material concerns (as determined in the sole discretion of the Company’s President), including, without limitation, failure to receive audited annual financial statements and an opinion related thereto that meet the requirements of the Company’s financing documents from the Company’s independent certified public accountants in a timely manner (unless the failure to receive such an opinion is due (i) solely to circumstances that occurred prior to the date of this Agreement and about which Employee had no control; or (ii) solely to actions taken directly by the Company’s Board of Directors, President, or Executive Vice-President and about which Employee had no control); (9) failure to meet reporting obligations to the SEC or any applicable financial institution or creditor on a timely basis; or (10) any other matter which would constitute good cause for termination under applicable law. The finding of “cause” by the Board shall be final and conclusive. If the Company terminates this Agreement for cause, the Company shall not be obligated to make any further payments to Employee hereunder, except amounts due as salary and bonuses earned at the time of such termination.

D.      PUBLIC MORALS.    If Employee commits any act or becomes involved in any situation, or occurrence, which degrades Employee in society, or brings Employee into public disrepute, contempt, scandal or ridicule, or which justifiably shocks, insults or offends the community, or which reflects negatively upon Employee, the Company, a sponsor or a licensee of the Company’s stations, or if publicity is given to any such conduct, commission or involvement on the part of Employee, which occurred previously, the Company shall have the right to terminate this Agreement immediately.

E.      FORCE MAJEURE.    In the event that the Company exercises its option to extend the term of this Agreement, pursuant to Section I.C above, and during such option term, due to labor disputes, government regulations, or because of the failure of broadcasting facilities due to war or other calamity (collectively, “Force Majeure”) the Company in good faith believes it is unable to utilize Employee’s services, the Company shall have the right upon twenty-four (24) hours prior notice to Employee to suspend Employee’s services for the duration of such Force Majeure, or for any part thereof, and no compensation will be paid or accrue to Employee during any such period of suspension; provided that such suspension shall end as soon as such Force Majeure terminates.

IV.	RIGHTS TO COMPANY MATERIALS, CONFIDENTIALITY.

A.      Employee agrees that all lists, materials, books, files, reports, correspondence, records, communications and other documents and information provided by, prepared by, or made available by the Company to Employee in connection with his services hereunder (“Company Materials”) shall be and shall remain the property of the Company. Upon the termination of employment or the expiration of this Agreement, all Company Materials shall be returned immediately to the Company, and Employee shall not make or retain any copies thereof. All Company Materials and confidential information relating to the Company or its operations shall remain the property of the Company and shall not be disclosed by Employee to any other party. In consideration for employment with the Company and in exchange for the consideration provided for by this Agreement, Employee specifically agrees that after termination of Employee’s employment with the Company for any reason, Employee shall not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, use or communicate or divulge any Company Materials or confidential information, knowledge or data to anyone other than the Company and those specifically designated by it. Employee acknowledges and agrees that, as a condition of employment, Employee will be required to execute a stand-alone Confidentiality and Non-Disclosure Agreement, prior to performing any services pursuant to this Agreement.

B.      Because damages for any disclosure of Company Materials in violation of the foregoing would be difficult if not impossible to ascertain, Employee hereby agrees that if Employee discloses confidential information in violation of this Agreement, the Company shall be entitled to an award of the greater of its actual damages or liquidated damages against Employee in the amount of One Hundred Thousand Dollars ($100,000.00); and, in addition, the Company shall be entitled to an award against Employee for the reasonable attorneys’ fees and costs incurred in enforcing this provision.

V.	INJUNCTIVE RELIEF.

A.      Employee acknowledges that the services Employee is to render to Company are of a special, peculiar and extraordinary character that gives them a unique value, the loss of which cannot be reasonably or adequately compensated for in damages in a legal action. It is further expressly acknowledged and agreed that the Company will or would suffer irreparable injury if Employee were to fail to perform services required under this Agreement and that the Company would by reason of that injury be entitled to injunctive relief in a court of appropriate jurisdiction in addition to any other rights or remedies which may be available to the Company. Employee further consents and stipulates to the entry of such injunctive relief in such a court prohibiting Employee from competing with the Company in violation of this Agreement.

VI.	SOLICITING EMPLOYEES.

A.      Employee promises and agrees that Employee will not, during the term of this Agreement, including any option terms, or for a period of twelve (12) months thereafter, directly or indirectly solicit any employees of the Company having an annual rate of income from the Company of eighteen thousand dollars ($18,000.00) or more, to work for any business, individual, partnership, firm, corporation, or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company, including, but not limited to, any radio station or television station broadcasting within a one hundred fifty (150) mile radius of Los Angeles, California.

B.      Because damages for any such solicitation of Company employees in violation of the foregoing would be difficult if not impossible to ascertain, Employee hereby agrees that if Employee solicits employees in violation of this Agreement, the Company shall be entitled to an award of the greater of its actual damages or liquidated damages against Employee in the amount of One Hundred Thousand Dollars ($100,000.00) (per employee solicited or hired); and, in addition, the Company shall be entitled to an award against Employee for the reasonable attorneys’ fees and costs incurred in enforcing this provision.

VII.	SOLICITING CUSTOMERS.

A.     Employee promises and agrees that Employee will not, during the term of this Agreement, including any option terms, or for a period of twelve (12) months after termination of this Agreement, influence or attempt to influence customers of the Company, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other similar entity then in competition with the business of the Company or any subsidiary or affiliate of the Company, including, but not limited to, any radio station or television station broadcasting within a one hundred fifty (150) mile radius of Los Angeles, California.

B.     Because damages for any such solicitation of Company customers in violation of the foregoing would be difficult if not impossible to ascertain, Employee hereby agrees that if Employee solicits customers in violation of this Agreement, the Company shall be entitled to an award of the greater of its actual damages or liquidated damages against Employee in the amount of One Hundred Thousand ($100,000.00) (per customer solicited); and, in addition, the Company shall be entitled to an award against Employee for the reasonable attorneys’ fees and costs incurred in enforcing this provision.

VIII.	ARBITRATION.

Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of or relating in any way to Employee’s employment or association with any LBI Entity or termination of the same, including, without limiting the generality of the foregoing, any alleged violation of statute, common law or public policy, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Los Angeles County, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Los Angeles County, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. The Arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, then by striking from a list of arbitrators supplied by JAMS. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the provision of services under this Agreement. The Company will pay the arbitrator’s fees and arbitration expenses and any other costs associated with the arbitration or arbitration hearing that are unique to arbitration (recognizing that each side bears its own deposition, witness, expert and attorneys’ fees and other expenses as and to the same extent as if the matter were being heard in court).

IX.	MISCELLANEOUS.

A.      ENTIRE AGREEMENT; WAIVER; MODIFICATION.    This instrument constitutes the entire agreement of the parties hereto and supersedes and replaces any other written or oral agreement or understanding with respect to the subject matter hereof. This Agreement may only be modified, amended or waived by written instrument executed by both parties. No waiver of a breach hereof shall be deemed to constitute a waiver of a future breach, whether of a similar or a dissimilar nature.

B.      RIGHTS CUMULATIVE.    The Company’s rights under this Agreement are cumulative, and the exercise of one right will not be deemed to preclude the exercise of any other rights; likewise, the Company’s rights hereunder are in addition to any other rights of the Company at law or in equity.

C.      COMMUNICATIONS.    All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if hand-delivered or if mailed by registered or certified mail, postage prepaid, addressed to Employee at Employee’s address as it appears on the records of the Company or addressed to the Company at its principal office at 1845 Empire Avenue, Burbank, California 91504. Either party may change the address at which notice shall be given by written notice given in the above manner.

D.      SAVINGS CLAUSE.    Should any valid federal or state law or final determination of any administrative agency or court of competent jurisdiction affect any provision of this Agreement, the provision or provisions so affected shall be automatically conformed to the law or determination and otherwise this Agreement shall continue in full force and effect.

E.      GOVERNING LAWS.    This Agreement shall be governed as to its validity and effect by the laws of the State of California without regard to principles of conflict of laws.

F.      CONSTRUCTION.    Each party has cooperated in the drafting and preparation of this Agreement, and therefore, the Agreement shall not be construed against either party on the basis that any particular party was the drafter.

G.      COUNTERPARTS.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMPLOYEE	LBI MEDIA, INC.

/s/ Brett Zane	/s/ Lenard D. Liberman
Brett Zane	By: Lenard D. Liberman Its: Executive Vice President

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